AMENDMENT No. 5, dated as of July 31, 1998, (this  "Amendment"),  to the
Loan and Security Agreement, dated as of July 3, 1996 (as heretofore amended, supplemented or otherwise modified, the "Agreement") among Trend-Lines, Inc. and Post Tool, Inc. (collectively, the "Borrowers") and BankAmerica Business Credit, Inc. (the "Lender").


                                   WITNESSETH:


      WHEREAS, the Borrowers and the Lender are parties to the Agreement;

     WHEREAS, Borrowers have requested that Lender modify certain provisions of the Agreement and the Lender is willing to do so on the terms and conditions as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Agreement.

      2. Amendments to the Agreement. The agreement is hereby amended as follows:

           (a) The definition of Adjusted Net Worth in Section 1 of the Agreement is amended in its entirety to read as follows:

                 "Adjusted Tangible Net Worth" means, at any date: (a) the book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves as determined in accordance with GAAP) at which the assets of Trend-Lines and its Subsidiaries would be shown on a consolidated balance sheet of Trend-Lines at such date prepared in accordance with GAAP less (b) the amount at which Trend-Lines consolidated liabilities would be shown on such balance sheet, including as liabilities all reserves for contingencies and other potential liabilities which in accordance with GAAP would be shown on such balance sheet.

           (b) The definition of Additional Availability Period in Section 1 of the Agreement is amended in its entirety to read as follows:

                 "Additional Availability Period" means the period, if any, (a) commencing on the fourth Business Day after the delivery to the Lender of the certificate referred to in Section 8.2(c) relating to the Interest Coverage Ratio which shows an Interest Coverage Ratio of greater than 1.5 to 1.0 for the period ending on the last day of the second fiscal quarter of 1998; 1.85 to
                 1.0 for the period ending on the last day of the third fiscal quarter of 1998; 2.0 to 1.0 for the period ending on the last

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                 day of the fourth fiscal  quarter of 1998;  2.25 to 1.0 for the period ending on the last day of the first fiscal quarter of 1999; and 2.5 to 1.0 for any subsequent period; and (b) ending on the earlier of (i) the occurrence of an Event of Default,
                 (ii) the subsequent delivery to the Lender of the certificate referred to in Section 8.2 (c) relating to the Interest Coverage Ratio which shows an Interest Coverage Ratio of less than or equal to the ratios set forth in clause (a) for the periods specified therein, or (iii) the subsequent failure of the Borrowers to deliver to Lender the certificate referred to in Section 8.2(c) relating to the Interest Coverage Ratio within the time required under such Section 8.2(c). At the end
                 of  any   Additional   Availability   Period,   any  Additional
                 Availability Loans outstanding shall be immediately repaid by the applicable Borrower. No Additional Availability Period shall commence during the continuance of an Event of Default.

      3. Representations and Warranties. To induce Lender to enter into this Amendment, Borrowers hereby represent and warrant as follows, with the same effect as if such representations and warranties were set forth in the
Agreement:

            (a) Each Borrower has the power and authority to enter into this Amendment and has taken all corporate action required to authorize its execution, delivery and performance of this Amendment. This Amendment has been duly executed and delivered by each Borrower and the Agreement, as amended hereby, constitutes the valid and binding obligation of Borrowers, enforceable against each Borrower in accordance with its terms. The execution, delivery, and performance of this Amendment and the Agreement, as amended hereby, by each Borrower, will not violate its respective certificate of incorporation or by-laws or any agreement or legal requirement binding on such Borrower.

            (b) On the date hereof and after giving effect to the terms of this Amendment, (i) the Agreement and the other Loan Documents are in full force and effect and, to the extent that a Borrower is a party thereto, constitutes its binding obligation, enforceable against it in accordance with their respective terms; (ii) no Default or Event of Default has occurred and is continuing; and (iii) no Borrower has any defense to or setoff, counterclaim or claim against payment of the Obligations and enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

      4. Limited Effect. Except as expressly amended hereby, all of the covenants and provisions of the Agreement are and shall continue to be in full force and effect. Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import and each reference in the other Loan Documents to the Agreement shall mean and be a reference to the Agreement as amended hereby.

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      5. Conditions of Effectiveness. This Amendment shall become effective when and only when (i) this Amendment shall be executed by the Borrowers and (ii) the Lender shall have received such other documents, as the Lender shall request.

      6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

      7. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                  TREND-LINES, INC.

                                  By: /s/ Stanley D. Black
                                  Name: Stanley D. Black
                                  Title:  Chief Executive Officer

                                  POST TOOL, INC.

                                  By: /s/ Stanley D. Black
                                  Name:  Stanley D. Black
                                  Title:  Chief Executive Officer


                                  BANKAMERICA BUSINESS CREDIT, INC.

                                  By: /s/ William J. Wilson
                                  Name: William J. Wilson
                                  Title: Senior Account Executive